UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


          ____________________________________________________________



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


       ___________________________________________________________________


          Date of report (Date of earliest event reported): May 1, 2007

                               DEBT RESOLVE, INC.
               (Exact Name of Registrant as Specified in Charter)



          Delaware                       0-29525               33-0889197
(State or other jurisdiction    (Commission File Number)      (IRS Employer
      of incorporation)                                    Identification No.)


       707 Westchester Avenue, Suite L7                          10604
            White Plains, New York                            (Zip Code)
        (Address of principal executive offices)

       Registrant's telephone number, including area code: (914) 949-5500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act
    (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act
    (17 DFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4 (c) under the
    Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

         On May 2, 2007, Debt Resolve, Inc. (the "Company") announced that Mr. David Rainey had been appointed to the position of Chief Financial Officer ("CFO") and Treasurer commencing May 1, 2007. The Company also announced that Katherine Dering will continue to serve the Company as its Senior Vice-President Finance, instead of CFO, and will advise senior management on matters involving finance, investor relations, and mergers and acquisitions.

         Mr. Rainey, age 47, has more than 19 years of experience in public company accounting and finance, corporate governance, Sarbanes-Oxley issues, and mergers and acquisitions. From April 2006 to December 2006, he served as the CFO and Treasurer of Hudson Scenic Studio, where he was responsible for finance and accounting. Previously, from June 2002 to March 2005, Mr. Rainey was the CFO and Vice President of Finance at Star Gas Propane, L.P., a business unit of Star Gas Partners, L.P. (NYSE: SGU). Prior to that, he served as Treasury Generalist, and earlier, as Western Region Controller, at Westvaco Corporation (NYSE: MWV). Mr. Rainey holds M.B.A and J.D. degrees from Vanderbilt University.

          The Company entered into an employment agreement with Mr. Rainey for a period of one year, which is automatically renewable for successive one-year terms unless either the Company or Mr. Rainey notifies the non-terminating party in writing at least 90 days prior to the end of any term. Mr. Rainey will initially be paid an annual base salary of $200,000. Mr. Rainey will be eligible to earn a performance bonus of up to 25% of his annual salary based on his achieving certain performance goals, the performance of the Company and the discretion of both the CEO and the Compensation Committee of the Board. During the first year of the employment agreement, Mr. Rainey will be eligible to receive a minimum bonus of $25,000. Pursuant to his employment agreement, Mr. Rainey was granted stock options to purchase up to 75,000 shares of the Company's common stock, which will vest in equal amounts over a period of three years. The options have a cashless exercise feature and will expire seven years after the grant date.

          If there is a change of control (as defined in the employment agreement), and the Company terminates Mr. Rainey's employment at any time within one year after such change of control other than for cause, Mr. Rainey will receive (i) one year's base salary, (ii) full vesting of all outstanding stock options and the right to exercise all stock options that have been granted (all of which will automatically become vested), effective as of the date of the termination for a period of 90 days following the date of such termination,
(iii) if applicable, any annual bonus that has been awarded to him pursuant to his employment agreement but has not yet been paid to him and (iv) the right to receive medical benefits for a period of one year.

         Mr. Rainey's employment agreement contains standard confidentiality and non-compete provisions, which survive for a period of one year following the termination of his employment.

          During the last two years, there have been no Company transactions or proposed transactions in which Mr. Rainey has had or is to have a direct or indirect material interest, and there are no family relationships between Mr. Rainey and any of the Company's executive officers or directors.

          The employment agreement between the Company and Mr. Rainey is substantially identical to the form of employment agreement previously filed by the Company with the Securities and Exchange Commission on the Quarterly Report on Form 10-QSB for the quarter ended June 30, 2003, filed August 14, 2003.

          A copy of the press release announcing Mr. Rainey's appointment is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated in this Item 5.02 in its entirety by reference.

Item 9.01.    Financial Statements and Exhibits.

(d) Exhibits.

         99.1     Press release of Debt Resolve, Inc. issued May 2, 2007.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     DEBT RESOLVE, INC.


Date: May 4, 2007                    By: /s/ James D. Burchetta
                                         ---------------------------------------
                                         James D. Burchetta
                                         Co-Chairman and Chief Executive Officer